CERTIFICATE OF DESIGNATION OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

PEAK RESORTS, INC.

I, Timothy D. Boyd, President/CEO, of Peak Resorts, Inc., a corporation organized and existing under the General and Business Corporation Law of Missouri (the “Company”), in accordance with the provisions of Section 351.180 under the General and Business Corporation Law of Missouri (the “Act”), DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company, the Board of Directors on October 24, 2016, 2016, adopted the following resolution (the “Resolution”) creating a series of Preferred Stock designated as Series A Cumulative Convertible Preferred Stock, par value $0.01 per share:

WHEREAS, the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) authorize the issuance of up to 40,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Company (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

ARTICLE I Designation.

There shall be a series of Preferred Stock that shall be designated as “Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be forty thousand (40,000).  Subject to the requirements of the Act, the Articles of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series A Preferred Stock may be increased or decreased by vote of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

ARTICLE II Defined Terms.

For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Bylaws” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Capital Stock” of any Person shall mean any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any “person” or “group” (each as used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders shall beneficially own (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) more than 50% of the Common Stock; (b) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole; (c) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Company or the holders of Common Stock (or other voting stock of the Company) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Company; or (d) any merger, consolidation, recapitalization or reorganization of the Company with or into another Person (whether or not the Company is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Conditional Conversion” has the meaning set forth in Section 8.02(a).

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options, the Warrants and the Series A Preferred Stock purchased pursuant to the Purchase Agreement.

“Conversion Price” has the meaning set forth in Section 8.01.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Company then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Article VIII.

“Date of Issuance” means, for any Share of Series A Preferred Stock, the date of issuance of such Share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 6.02.

“Initial Investor” means CAP1 LLC.

“Junior Securities” has the meaning set forth in Section 3.01(a).

“Liquidation” has the meaning set forth in Section 5.01(a).

“Liquidation Value” means, with respect to any Share on any given date, $1,000 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series A Preferred Stock).

“Market Price” means the average closing price of the Common Stock on the twenty (20) trading days preceding the date such market price is calculated.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities other than the Warrants and the Purchase Agreement.

“Permitted Holders” means the Initial Investor, Mr. Timothy D. Boyd, Mr. Stephen J. Mueller, Mr. Richard K. Deutsch, Mr. Glenn E. Boyd, Ms. Robin Graham, the Initial Investor and their respective Affiliates.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchase Agreement” means the Securities Purchase Agreement dated as of August 22, 2016 between the Company and the Initial Investor.

“Requisite Holders” means at least a majority of the then outstanding shares of Series A Preferred Stock, voting or consenting as a separate class with one vote per Share, in person or by proxy.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Stock” has the meaning set forth in Article I.

“Series A Redemption” means a redemption by the Company of all Shares of Series A Preferred Stock in accordance with Section 7.01 and the repurchase of any Shares of Series A Preferred Stock at the election of holders in accordance with Section 7.02.

“Series A Redemption Date” means the date of the closing of a Series A Redemption.

“Series A Redemption Notice” has the meaning set forth in Section 7.01.

“Series A Redemption Price” has the meaning set forth in Section 7.01.

“Share” means a share of Series A Preferred Stock.

“Stock Price” means $4.95.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Warrants” means the following warrants issued by the Company:  Warrant Certificate No. 1 dated as of the date of closing of the initial issuance of Series A Preferred Stock to the Initial Investor (the “Closing”) exercisable for 1,538,462 shares of Common Stock at an exercise price of $6.50 per share,  Warrant Certificate No. 2 dated as of the Closing exercisable for 625,000 shares of Common Stock at an exercise price of $8.00 per share and Warrant Certificate No. 3 dated as of the Closing exercisable for 555,556 shares of Common Stock at an exercise price of $9.00 per share.

ARTICLE III Rank.
Section 3.01 Rank.

The Series A Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), rank:

(a) senior to all classes or series of common stock and to any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks junior to the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company (collectively, the “Junior Securities”);

(b) on parity with any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks on parity with the Series A

Preferred Stock with respect to payment of dividends and the distribution of assets upon the liquidation dissolution or winding up of the Company’s affairs;

(c) junior to any other class or series of Capital Stock of the Company, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company’s affairs; and

(d) junior to all of the Company’s existing and future indebtedness (except indebtedness issued on or prior to the Expiration Date that is convertible into or exercisable for any class or series of capital stock).

ARTICLE IV Dividends.

Section 4.01 Accrual and Payment of Dividends.  From and after the date that is nine (9) months from the Date of Issuance, cumulative dividends on each Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the sum of the Liquidation Value thereof.  All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock in accordance with the provisions of Article V or Article VII.  All accrued and accumulated dividends on the Shares shall be paid prior and in preference to any dividend or distribution on or redemption of any Junior Securities, provided that the Company may, prior to the payment of all accrued and accumulated dividends on the Shares, (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase.  For the avoidance of doubt, the Company may redeem or repurchase Junior Securities at any time when there are no accrued or accumulated unpaid dividends on the Series A Preferred Stock. The Company shall not be obligated to and shall not pay holders of the Series A Preferred Stock any interest or sum of money in lieu of interest if dividends are not declared with respect to any dividend period.  The amount of dividends payable on the Series A Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of the full cumulative dividends on the Series A Preferred Stock, as herein provided.

Section 4.02 Partial Dividend Payments.  When dividends are to be paid but not in full by the Company (or a sum sufficient to pay them in full is not set apart by the Company) on the Series A Preferred Stock and any other class or series of Capital Stock ranking, as to dividends, on parity with the Series A Preferred Stock, the Company, out of funds legally available therefor, shall declare any dividends on the Series A Preferred Stock and such other class or series of Capital Stock ranking, as to dividends, on parity with the Series A Preferred Stock pro rata, so that the amount of dividends so declared per share of Series A Preferred Stock and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Series A Preferred Stock and such other class of series of Capital Stock (which shall not include any accumulation in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other.

ARTICLE V Liquidation.

Section 5.01 Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and subject to the liquidation rights and preferences of any other class or series of Capital Stock ranking, as to liquidation rights, on parity with or senior to the Series A Preferred Stock in the distribution of assets, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared) to, but excluding, the date of payment, but, shall not be entitled to any further payment or other participation in any distribution of the available assets of the Company.

Section 5.02 Insufficient Assets.  If upon any Liquidation the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of Capital Stock ranking, as to liquidation rights, on parity with the Series A Preferred Stock in the distribution of assets, then holders of shares of Series A Preferred Stock and each such other class or series of Capital Stock ranking, as to liquidation rights, on parity with the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Section 5.03 Notice.  In the event of any Liquidation, the Company shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action.  Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof.  If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each holder of Shares of such material change.

Section 5.04 No Deemed Liquidation.  Neither the consolidation or merger with or into any other Person, nor the voluntary sale, lease, transfer or conveyance of all or substantially all of the Company’s property or business shall be deemed to constitute a Liquidation.

Section 5.05 No Participation. Subject to the rights of the holders of any shares of any class or series of Capital Stock ranking, as to liquidation rights, on parity with the Series A

Preferred Stock, after payment has been made in full to the holders of the Series A Preferred Stock, as provided in this Article V, holders of shares of Common Stock and any other class or series of Capital Stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, junior to the Series A Preferred Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series A Preferred Stock shall not be entitled to share therein.

ARTICLE VI Voting; Seniority.

Section 6.01 Voting Generally.  Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration (whether at a meeting of stockholders of the Company, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of this Article VI and Article XI below.  In any such vote, each Share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Article VIII herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Company’s bylaws.

Section 6.02 Additional Preferred Stock.  Until the earlier of (x) such date as no shares of Series A Preferred Stock remain outstanding and (y) January 1, 2027 (the first to occur of which shall be the “Expiration Date”), the Company and its Subsidiaries shall not (A) create, or authorize the creation of, any additional class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock) or issue or sell, or obligate itself to issue or sell, any capital stock (or any security convertible into or exercisable for any class or series of capital stock) that grants to the holder thereof the right to (i) receive any dividend or interest payment at any time prior to the Expiration Date when there are any accrued or accumulated unpaid dividends with respect to the Series A Preferred Stock or (ii) receive any payment upon any Liquidation prior to the Expiration Date at a time when the holders of any shares of Series A Preferred Stock have not received all amounts payable under Article V with respect to the Series A Preferred Stock, (B) pay or permit to be paid any dividend or interest payment on any capital stock (or any security convertible into or exercisable for capital stock) when there are any accrued or accumulated unpaid dividends with respect to the Series A Preferred Stock, (C)  pay or permit to be paid any liquidation payment on any capital stock (or any security convertible into or exercisable for capital stock) at a time when the holders of any shares of Series A Preferred Stock have not received all amounts payable under Article V with respect to the Series A Preferred Stock or (D) issue any indebtedness convertible into or exercisable for capital stock.  In addition, prior to the Expiration Date, the Company shall not make any redemption payment on any capital stock (or any security convertible into or exercisable for capital stock) at any time prior to the Expiration Date when any shares of

Series A Preferred Stock have not been redeemed except for the redemption of Junior Securities to the extent permitted by Section 4.01.  The foregoing shall not prohibit the Company’s ability to create, authorize the creation of, issue, sell, or obligate itself to issue (i) any indebtedness (other than, prior to the Expiration Date, indebtedness convertible into or exercisable for capital stock) or (ii) any common stock (or any capital stock convertible into or exercisable for common stock (other than any capital stock that is prohibited by this Section 6.02)).

ARTICLE VII Redemption.

Section 7.01 Redemption by the Company.  Subject to Section 7.03, at any time on or after the third anniversary of the Date of Issuance that the average closing price of the Common Stock on the thirty (30) trading days preceding written notice by the Company of its exercise of the redemption right hereunder to the holders of Series A Preferred Stock (the “Series A Redemption Notice”) is greater than 130% of the Conversion Price, the Company shall  have the right to call for redemption pursuant to such Series A Redemption Notice, out of funds legally available therefor, all or any portion of the then outstanding Shares of Series A Preferred Stock for a price per Share equal to 125% of the Liquidation Value for such Share, plus all unpaid accrued and accumulated dividends on such Share, whether or not declared (the “Series A Redemption Price”).  The Series A Redemption Price shall be paid only in cash. Subject to the holders of Shares of Series A Preferred Stock right to convert any Shares called for redemption in accordance with Article VIII, any such Series A Redemption shall occur on the date that is forty-five (45) days following receipt by the holders of Shares of Series A Preferred Stock of such Series A Redemption Notice from the Company.

Section 7.02 Redemption Upon a Change of Control.  Upon occurrence of a Change of Control, any holder of Shares of Series A Preferred Stock shall have the right to elect to have all or any portion of its then outstanding Shares of Series A Preferred Stock redeemed for cash at the Series A Redemption Price by the Company or the surviving Person of such Change of Control.  The Series A Redemption Price may, at the option of the Company, be paid in shares of Common Stock (valued at a price per share equal to the price to be paid in such Change of Control transaction).  Any such Series A Redemption shall occur immediately prior to the consummation of such Change of Control.  The Company shall not consummate any Change of Control unless immediately prior thereto the Company or the surviving Person of such Change of Control shall have paid the full Series A Redemption Price to all holders of Shares of Series A Preferred Stock who have elected to have their Shares redeemed pursuant to this Section 7.02.

Section 7.03 Remedies For Nonpayment; Condition for Redemption Pursuant to Section 7.01.

(a) Condition For Redemption by the Company. Notwithstanding anything herein to the contrary, the right of the Company to call for a Series A Redemption pursuant to Section 7.01 shall be subject to the Company having sufficient funds legally available to immediately pay, at the closing of such Series A Redemption, the Series A Redemption Price for all outstanding Shares of Series A Preferred Stock to be called for redemption.

(b) Remedies For Nonpayment.  If on any Series A Redemption Date, all of the Shares to be redeemed are not redeemed in full by the Company (or by the surviving Person in the case of a redemption upon a Change of Control) by paying the entire Series A Redemption Price, until such unredeemed Shares are fully redeemed and the aggregate Series A Redemption Price is paid in full, (i) all of such unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Article IV and (ii) interest on the portion of the aggregate Series A Redemption Price applicable to the unredeemed Shares shall accrue daily in arrears at a rate equal to 8% per annum, compounded quarterly.

Section 7.04 Surrender of Certificates.  On or before the Series A Redemption Date with respect to a Series A Redemption pursuant to Section 7.01, each holder of Shares of Series A Preferred Stock not otherwise electing prior to the Series A Redemption Date to convert its Shares pursuant to Article VIII shall surrender the certificate or certificates representing such Shares to the Company, in the manner and place designated in the Series A Redemption Notice, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice.  Each surrendered certificate shall be canceled and retired and the Company shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the holder of record of such certificate.

Section 7.05 Rights Subsequent to Redemption.  If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

ARTICLE VIII Conversion.

Section 8.01 Right to Convert.  Subject to the provisions of this Article VIII, upon the earlier of (x) a Change of Control and (y) (at any time and from time to time) on or after the date that is nine (9) months from the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Company to (a) convert all or any portion of the outstanding Shares of Series A Preferred Stock held by such holder into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion and (b) receive in cash the aggregate accrued or accumulated and unpaid dividends thereon.  The initial conversion price per Share (the “Conversion Price”) shall be $6.29 subject to adjustment as applicable in accordance with Section 8.06 below.  Notwithstanding the foregoing, if any shares of Series A Preferred Stock are called for redemption pursuant to Article VII, unless exercised prior thereto in accordance with this Article VIII, such conversion right shall cease and terminate, as to the shares of the Series A Preferred Stock to be redeemed, at 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date, unless the Company shall default in the payment of the Redemption Price therefor, as provided herein.

Section 8.02 Procedures for Conversion; Effect of Conversion

(a) Procedures for Holder Conversion.  In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 8.01, a holder shall (i) submit a written election to the Company that such holder elects to convert Shares, the number of Shares elected to be converted and whether or not such conversion shall be conditioned upon a Change of Control (a “Conditional Conversion”), and (ii) surrender, along with such written election, to the Company the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder.  The conversion of such Shares hereunder (other than a Conditional Conversion) shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss.  Upon the receipt by the Company of a written election of conversion of Shares (other than a Conditional Conversion) and the surrender of such certificate(s) and accompanying materials, the Company shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.01 and, if applicable, (ii) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock represented by the certificate or certificates delivered to the Company for conversion but otherwise not elected to be converted pursuant to the written election and (c) cash in an amount equal to all accrued and accumulated and unpaid dividends on the Shares of Series A Preferred Stock to be converted.

(b) Any shares of Common Stock issuable upon a Conditional Conversion shall be issued to the applicable holder of Shares of Series A Preferred Stock in sufficient time to permit such holder to participate in the applicable Change of Control transactions (including, if applicable, to permit such holder to tender its shares of Common Stock issuable upon such Conditional Conversion into any related tender offer).  To the extent any such Change of Control transaction shall be terminated without being consummated, any shares of Common Stock previously issued upon the related Conditional Conversion shall be immediately converted back into the number of Shares of Series A Preferred Stock that were initially converted into such shares of Common Stock.  In addition, to the extent the terms and conditions of any Change of Control transaction are amended in any material respect after any holder of Shares of Series A Preferred Stock has provided a written election to convert its Shares in a Conditional Conversion, such election to convert may be revoked by such holder and any shares of Common Stock previously issued upon the related Conditional Conversion shall be immediately converted back into the number of Shares of Series A Preferred Stock that were initially converted into such shares of Common Stock.

(c) All shares of capital stock issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(d) Effect of Conversion.  Subject to the provisions of Section 8.02(a), all Shares of Series A Preferred Stock converted as provided in this Section 8.01 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share and any accrued and accumulated and unpaid dividends (to the extent such holder has elected not to convert such dividends) in exchange therefor.

Section 8.03 Fractional Shares; Total Shares.  In connection with the conversion of any shares of the Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of any fractional interest in a share in an amount equal to the product of (i) such fraction multiplied by (ii) the closing price of one share of Common Stock as reported on the principal trading market for the Common Stock on the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss.  If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable on conversion of those shares of Series A Preferred Stock shall be computed on the basis of the total number of shares so surrendered.

Section 8.04 Reservation of Stock.  The Company shall at all times when any Shares of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Article VIII, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.05 hereof.  The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).  The Company shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

Section 8.05 No Charge or Payment.  The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 8.01 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

Section 8.06 Adjustment to Conversion Price and Number of Conversion Shares.  In order to prevent dilution of the conversion rights granted under this Article VIII, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8.06.

(a) Adjustment Upon Dividend, Subdivision or Combination of Common Stock.  If the Company shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii)

subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately increased.  If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately decreased.  All such adjustments under this subsection (a) shall be calculated as follows:  (i) the Conversion Price will be adjusted by multiplying the Conversion Price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event (excluding treasury shares, if any), and (ii) the number of shares of Common Stock issuable hereunder shall be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Any adjustment under this Section 8.06(b) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) Adjustment for Merger or Reorganization, Etc.  In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction, including a tender offer (other than any such transaction covered by Section 8.06(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series A Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction (including a tender offer), remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction (including a tender offer) if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction (including a tender offer) and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any), and, in such case, appropriate adjustment (in form and substance satisfactory to the holder of such Share) shall be made with respect to such holder's rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable as nearly as possible in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series A Preferred Stock.

The provisions of this Section 8.06(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions (including tender offers).

The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction (including a tender offer) unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, or Person making such tender offer shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation (in form and substance satisfactory to the holder of such Share), the obligation to deliver to the holders of Series A Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Preferred Stock.

Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.06(b), each holder of Shares of Series A Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 8.01 or Section 7.02 hereunder (assuming that the transaction constitutes a Change of Control) instead of giving effect to the provisions contained in this Section 8.06(b) with respect to such holder’s Series A Preferred Stock.

(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Company shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by any holder of Series A Preferred Stock, but in any event not later than ten (10) days thereafter, the Company shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(d) Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person or other Change of Control transactions, or sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, other Change of Control transactions, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

ARTICLE IX Reissuance of Series A Preferred Stock.

Any Shares of Series A Preferred Stock redeemed, converted or otherwise acquired by the Company or any Subsidiary shall, automatically and without further action, be cancelled and retired promptly after the acquisition thereof and shall become authorized but unissued shares of Preferred Stock and may be reissued as part of any class or series of Preferred Stock in accordance with the Articles of Incorporation and this Certificate of Designation.

ARTICLE X Notices.

Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent (a) to the Company, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Company (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Article X).

ARTICLE XI Amendment and Waiver.

No provision of this Certificate of Designation may be amended, modified or waived in any manner without the affirmative vote (or written consent as permitted by the Act, the Articles of Incorporation and Bylaws) of the Requisite Holders.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its President/CEO this 24th day of October, 2016.

PEAK RESORTS, INC.
By:/s/ Timothy D. Boyd
Name: Timothy D. Boyd
Title: President/CEO